Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2024 Fourth Quarter and Year-End Results

Annual Revenues Increased 43% to $268 million

●	India biodiesel annual revenues increased 20% to $93 million.
●	India biodiesel annual production capacity increased 33% from 60 mgy to 80 mgy.
●	California ethanol annual revenues increased 55% to $162 million.
●	Aemetis Biogas increased annual revenues by 139%.
●	Aemetis Biogas increased annual production capacity by 80%.
●	Solar and biogas dairy digester projects finished in 2024 resulted in cash proceeds of $19.4 million during Q1 2025 from the sale of investment tax credits.

CUPERTINO, Calif. – March 13, 2025 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products, today announced its financial results for the fourth quarter and year ending December 31, 2024.

“Revenues for the full year of 2024 were $268 million, an increase of $81 million compared to 2023, driven by significant growth in every business segment,” said Todd Waltz, Chief Financial Officer of Aemetis. “Capital expenditures for carbon intensity reduction and the expansion of biogas production capacity were $20.3 million for 2024 as our engineering and construction teams moved forward with low carbon initiatives that we expect to complete this year and next,” added Waltz.

Aemetis is pleased with the key achievements during 2024, reflecting our commitment to innovation, sustainability, and growth in the renewable energy sector. Notable milestones include:

●

Solar Microgrid Installation: Completed the installation of a $12 million, 1.9 MW solar microgrid with battery storage at our California ethanol plant, resulting in reductions in energy costs and the carbon intensity of our ethanol production.

●	California Low Carbon Fuel Standard (LCFS) Credits: Initiated the generation and sale of LCFS credits by our Renewable Natural Gas business.

●

Sustainable Aviation Fuel and Renewable Diesel Plant: Received the Authority to Construct air permits needed to develop a 90 million gallon per year sustainable aviation fuel and renewable diesel production facility at the Riverbank Industrial Complex.

●

IRA Section 48C Tax Credit Allocation: Received an allocation of $10.5 million in IRA Section 48C Tax Credits for the installation of a Mechanical Vapor Recompression system at our ethanol plant, in addition to $6 million in California Energy Commission grants and $3.2 million in PG&E grants.

●	India Business Expansion: Appointed a new CEO to lead growth initiatives for our India subsidiary, with a focus on advancing toward an initial public offering (IPO) for the India business.

●

Biodiesel Production Capacity: Increased biodiesel production capacity in India from 60 million gallons per year to 80 million gallons per year, further enhancing our global renewable energy footprint.

●

Biogas Production Increase: Completed construction of four new dairy digesters, which, along with seven already operating digesters and one digester nearing completion, are expected to have a production capacity of 550,000 MMBtu of renewable natural gas (RNG) per year.

These accomplishments demonstrate Aemetis’ successful progress in advancing sustainable energy solutions and contributing towards a lower-carbon economy.

“In addition to achieving important operational milestones during 2024 in all of our business segments, we began generating valuable 45Z tax credits in January 2025, and E15 ethanol blends have already been approved by the EPA for eight states with approval for 49 states expected by the end of 2025,” said Eric McAfee, Chairman and CEO of Aemetis. “Expanding domestic, lower cost energy that provides revenues to farmers and strengthens rural areas is the core of our mission at Aemetis, so we are pleased to see policy support from the White House and Congress for our growth plans.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 194622

Live Participant Dial In (International): +1-973-528-0011 entry code 194622

Webcast URL: https://www.webcaster4.com/Webcast/Page/2211/52093

For the presentation and details on the call, please visit http://www.aemetis.com/investors/conference-calls/.

Financial Results for the Three Months Ended December 31, 2024

Revenues were $47.0 million for the fourth quarter of 2024, a decrease from $70.8 million for the fourth quarter of 2023. The ethanol and alcohol gallons sold were slightly higher at 15.7 million gallons during the fourth quarter of 2024 compared to 15.0 million gallons during the fourth quarter of 2024. Average selling price fell from $2.20 during the fourth quarter of 2023 to $1.93 during the fourth quarter of 2024, together impacting revenues by $4.2 million. Biodiesel sales fell from $22 million during the fourth quarter of 2023 to $3 million due to gap in the OMC tender offers during the fourth quarter of 2024.

Cost of Goods Sold decreased from $70 million during the fourth quarter of 2023 to $49 million during the fourth quarter of 2024, due to a gap in the OMC tender offers India Biodiesel segment.

Gross loss for the fourth quarter of 2024 was $2.0 million, compared to a gross profit of $864 thousand during the same period in 2023.

Selling, general and administrative expenses rose from $9.8 million during the fourth quarter of 2023 to $11.4 million during the fourth quarter of 2024.

Operating loss was $13.5 million for the fourth quarter of 2024, compared to an operating loss of $9.0 million during the fourth quarter of 2023.

Net loss was $16.2 million for the fourth quarter of 2024, compared to a net loss of $25.4 million for the fourth quarter of 2023.

Income tax benefit reflects the sale of $12.3 million of tax credits at the end of the fourth quarter of 2024.

Cash at the end of the fourth quarter of 2024 was $898 thousand, compared to $2.7 million at the end of the fourth quarter of 2023.

Financial Results for the Twelve Months Ended December 31, 2024

Revenues were $268 million for the twelve months ended December 31, 2024, compared to $187 million for 2023 with all three segments reporting increases, specifically, California Ethanol increased by $57.7 million from operating during the full year, India Biodiesel increased $15.7 million from stronger OMC tender delivery volumes, and California Renewable Natural Gas increased $7.6 million from increased production, stronger sales of RINs and sales of LCFS credits.

Cost of Goods Sold increased from $184.7 million during the twelve months ending December 31, 2023, to $268.2 million during the same period in 2024 in keeping with the change in revenues for each segment.

Gross loss for the twelve months ended December 31, 2024, was $580 thousand, compared to a gross profit of $2.0 million during the same period in 2023. Our Dairy Renewable Natural Gas segment accounted for $5.4 million of gross profit principally from sales of environmental attributes for the year ended December 31, 2024.

Selling, general and administrative expenses remained constant at $39.8 million during the twelve months ended December 31, 2024, compared to $39.4 million during the same period in 2023.

Operating loss was $40.4 million for the twelve months ending December 31, 2024, compared to an operating loss of $37.4 million for the same period in 2023.

Interest expense was $46.6 million during the year ending December 31, 2024, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $39.5 million during the year ended December 31, 2023. Additionally, our Aemetis Biogas LLC subsidiary recognized $12.7 million of accretion and debt extinguishment costs in connection with redemption liabilities on its preferred stock during the year ended December 31, 2024, a 50% reduction compared to $25.3 million during the same period in 2023.

Income tax benefit of $10.8 million during 2024 and $53.7 million during 2023 represent tax credit sales of $12.3 million and $55 million, respectively.

Net loss was $87.5 million for the twelve months ending December 31, 2024, compared to a net loss of $46.4 million during the same period in 2023.

Cash at the end of the fourth quarter of 2024 was $898 thousand compared to $2.7 million on December 31, 2023. Investments in our low carbon initiatives increased property, plant, and equipment by $20.3 million during the twelve months ending December 31, 2024.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, gain on debt extinguishment, USDA cash grants, income tax expense or benefit, intangible and other amortization expense, accretion expense, depreciation expense, loss on asset disposal and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results, for budgeting and planning purposes and as a non-GAAP liquidity measure. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to receive awarded grants by meeting all of the required conditions, including meeting the minimum contributions; our ability to fund, develop and operate our sustainable aviation fuel and renewable biodiesel projects; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary and the expected valuation premium thereof; and our ability to raise additional capital. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended December 31,		For the years ended December 31,
	2024	2023	2024	2023

Revenues	$47,004	$70,764	$267,640	$186,717
Cost of goods sold	49,044	69,900	268,220	184,700
Gross profit (loss)	(2,040)	864	(580)	2,017

Selling, general and administrative expenses	11,436	9,823	39,836	39,418
Operating loss	(13,476)	(8,959)	(40,416)	(37,401)

Other expense (income):
Interest expense
Interest rate expense	11,066	8,869	40,158	32,995
Debt related fees and amortization expense	1,571	1,792	6,463	6,524
Accretion and other expenses of Series A preferred units	2,643	5,125	12,698	25,313
Other income	(190)	(57)	(1,366)	(2,077)
Loss before income taxes	(28,566)	(24,688)	(98,369)	(100,156)
Income tax expense (benefit)	(12,369)	754	(10,832)	(53,736)
Net loss	$(16,197)	$(25,442)	$(87,537)	$(46,420)

Net loss per common share
Basic	$(0.36)	$(0.64)	$(1.91)	$(1.22)
Diluted	$(0.36)	$(0.64)	$(1.91)	$(1.22)

Weighted average shares outstanding
Basic	45,612	39,674	45,902	38,061
Diluted	45,612	39,674	45,902	38,061

AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$898	$2,667
Accounts receivable	1,805	8,633
Inventories	25,442	18,291
Tax credit sale receivable	12,300	-
Prepaid and other current assets	4,251	6,809
Total current assets	44,696	36,400

Property, plant and equipment, net	199,392	195,108
Other assets	15,214	11,898
Total assets	$259,302	$243,406

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$33,139	$32,132
Current portion of long term debt	63,745	13,585
Short term borrowings	26,789	23,443
Other current liabilities	20,295	15,229
Total current liabilities	143,968	84,389

Total long term liabilities	379,262	375,994

Stockholders' deficit:
Common stock	51	41
Additional paid-in capital	305,329	264,058
Accumulated deficit	(562,942)	(475,405)
Accumulated other comprehensive loss	(6,366)	(5,671)
Total stockholders' deficit	(263,928)	(216,977)
Total liabilities and stockholders' deficit	$259,302	$243,406

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)

(In thousands, unaudited)

	For the three months ended December 31,		For the years ended December 31,
EBITDA Calculation	2024	2023	2024	2023

Net income (loss)	$(16,197)	$(25,442)	$(87,537)	$(46,420)
Adjustments
Interest and amortization expense	12,637	10,661	46,621	39,519
Depreciation expense	2,220	1,725	8,341	6,933
Accretion of Series A preferred units	2,643	5,125	12,698	25,313
Loss on asset disposal	58	-	3,702	-
Gain on debt extinguishment	-	-	(162)	-
Share-based compensation	1,386	1,437	8,314	7,660
Intangibles amortization expense	10	36	46	72
USDA cash grants	-	-	-	(1,774)
Income tax expense (benefit)	(12,369)	754	(10,832)	(53,736)
Total adjustments	6,585	19,738	68,728	23,987

Adjusted EBITDA	$(9,612)	$(5,704)	$(18,809)	$(22,433)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2024	2023	2024	2023

California Ethanol
Ethanol
Gallons sold (in millions)	15.7	15.0	60.6	32.1
Average sales price/gallon	$1.93	$2.20	$1.96	$2.44
Percent of nameplate capacity	114%	109%	110%	58%
WDG
Tons sold (in thousands)	105.7	102.6	410.6	225.3
Average sales price/ton	$83	$97	$88	$97
Delivered Cost of Corn
Bushels ground (in millions)	5.4	5.2	21.0	11.5
Average delivered cost / bushel	$6.08	$6.70	$6.21	$7.11

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	67.1	52.2	301.9	194.2
Average price per MMBtu	$3.45	$5.03	$3.01	$5.12
MMBtu available to dispense	24.6	68.0	24.6	68.0
RINs
RINs sold (in thousands)	987.3	1130.0	3,029.9	1400.7
Average price per RIN	$2.7	$3.3	$3.0	$3.2
LCFS
LCFS credits sold (in thousands)	8.5	-	51.5	-
Average price per LCFS credit	$64.8	$-	$56.7	$-

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	0.7	18.3	74.2	60.5
Average Sales Price/Metric ton	$1,227	$1,157	$1,168	$1,232
Percent of Nameplate Capacity	1.8%	49.0%	49.5%	40.0%
Refined Glycerin
Metric tons sold (in thousands)	1.1	1.3	6.5	4.2
Average Sales Price/Metric ton	$761	$616	$645	$640